Exhibit 2(g)(2)

AMENDED AND RESTATED

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Amended and Restated Expense Support and Conditional Reimbursement Agreement (this “Agreement”) is made as of April 5, 2018 by and between Triton Pacific Investment Corporation, Inc., a Maryland corporation (the “Company”) and Triton Pacific Adviser, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company and the Adviser entered into an Amended and Restated Expense Support and Conditional Reimbursement Agreement dated November 17, 2014 (the “Original Agreement”);

WHEREAS, the Company and the Adviser desire to amend and restate the Original Agreement in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree to amend and restate the Original Agreement as follows:

1. EXPENSE SUPPORT PAYMENTS

1.1.       Expense Support Payments. The Adviser in consultation with the Company, hereby agrees to pay to the Company up to one hundred percent (100%) of all Operating Expenses and Organizational and Offering Expenses (both as defined herein) for each quarter during the Expense Support Payment Period (as defined herein). In addition, the Adviser, in consultation with the Company, agrees provide expense support to the Company by agreeing to assume up to one hundred percent (100%) of the Company’s liabilities for Administrative Expenses (as defined below) incurred, but not actually paid, by the Company. Any payment made or liability assumed by the Advisor pursuant to the preceding sentences shall be referred to herein as an “Expense Support Payment.” Upon determination by the Adviser to make any Expense Support Payment, the Adviser shall promptly notify the Company of such Expense Support Payment. The Adviser’s obligation to make Expense Support Payments during the Expense Support Payment Period shall automatically become a liability of the Adviser and the right to such Expense Support Payment shall be an asset of the Company upon receipt of notification of payment or assumption from the Adviser. The payment of Expense Support Payment for any quarter shall be paid by the Advisor to the Company in any combination of cash or other immediately available funds, and/or offsets against amounts due from the Company to the Advisor, no later than thirty (30) business days after the end of such quarter.

For purposes of this Agreement,

(a)	“Administrative Expenses” means all amounts due and payable by the Company to TFA Associates, LLC, a Delaware limited liability company (the “Administrator”),

pursuant to the Administration Agreement dated as of July 27, 2012 between the Company and the Administrator.

(b)	“Operating Expenses” for any period means all operating costs and expenses paid or incurred by the Company, all as determined under generally accepted accounting principles;

(c)	“Other Operating Expenses” means the Company’s total Operating Expenses, excluding base management fees, incentive fees, Organization and Offering Expenses, financing fees and costs, interest expense, brokerage commissions and extraordinary expenses.

(d)	“Organizational and Offering Expenses” for any period means all expenses incurred in connection with the organization of the Company and the Company’s ongoing offering of common stock, which are recorded as a component of equity; and

(e)	The “Expense Support Payment Period” shall mean (i) with respect to Operating Expenses, the period commencing effective as of December 31, 2013 (the “Operating Effective Date”) and until the first to occur of (a) such time as the gross proceeds received by the Company from its ongoing offering of its equity securities exceeds $25,000,000 (the “Offering Threshold”), or (b) the Termination Date (as defined herein), provided, however, with respect to any liabilities for Operating Expenses assumed by the Adviser pursuant to Section 1.1, above, the Operating Effective Date shall be July 8, 2014; and (ii) with respect to Organizational and Offering Expenses, the period commencing as of July 8, 2014 (the “Offering Effective Date”) until the first to occur of (a) the Company has achieved the Offering Threshold or (b) the Termination Date. The Adviser may, with the consent of the Company, include as Expense Support Payments, amounts advanced by the Adviser to the Company for Organizational and Offering Expenses and Operating Expenses from the period commencing at the inception of the Company, April 29, 2011, through the Offering Effective Date and the Operating Effective Date, as applicable.

1.2       Optional Expense Support Payments. Once the Company has achieved the Offering Threshold, the Adviser may, but shall not be obligated to, continue to make Expense Support Payments to the Company in such amounts as are acceptable to the Company and the Adviser.

2.        CONDITIONAL REIMBURSEMENT

2.1       Reimbursement. Commencing once the Company has achieved the Offering Threshold, and subject to Section 2.2, below, the Company hereby agrees to reimburse the Advisor in an amount, in the aggregate, equal to the aggregate Expense Support Payments actually paid by the Adviser, the repayment of each Expense Support Payment to be made within a period not to exceed three years from the end of the fiscal year in which such Expense Support Payment is made or assumed by the Advisor (each a “Reimbursement Payment”). Reimbursement Payments shall be made as promptly as possible, but only to the extent such Reimbursement Payments comply with the limitations contained in Section 2.2, below.

2.2      Limitations on Reimbursement Payments. Notwithstanding anything to the contrary in this Agreement, the amount of the Reimbursement Payment for any calendar quarter shall be reduced as follows:

(a)       Reimbursement of Operating Expenses. With respect to any Expense Support Payments attributable to Operating Expenses, the amount of the Reimbursement Payment attributable to Operating Expenses for any calendar quarter shall be reduced to the extent that such Reimbursement Payment, together with all other Reimbursement Payments paid during that fiscal year, would (i) cause Other Operating Expenses (on an annualized basis and net of any Expense Payments received by the Company during such fiscal year) to exceed the percentage of the Company’s average net assets attributable to shares of the Company’s common stock represented by Other Operating Expenses during the fiscal year in which such Expense Payment was made (provided, however, that this clause shall not apply to any Reimbursement Payment which relates to an Expense Payment made during the same fiscal year), or (ii) cause the annualized rate of regular cash distributions declared by the Company at the time of the Reimbursement Payment to be less than the annualized rate of regular cash distributions declared by the Company at the time the Adviser made the Expense Support Payment to which such Reimbursement Payment relates.

(b)       Reimbursement of Organizational and Offering Expenses. With respect to any Expense Support Payments attributable to Organizational and Offering Expenses, the amount of the Reimbursement Payment attributable to Organizational and Offering Expenses shall be reduced to the extent that such Reimbursement Payment, taken together with selling commissions and dealer manager fees and all other Reimbursement Payments attributable to Organizational and Offering Expenses paid pursuant to this Agreement, would exceed fifteen percent (15%) of the cumulative gross proceeds received by the Company from the sale of shares of its common stock in its ongoing offering.

3.        TERM AND TERMINATION OF AGREEMENT.

3.1          Term of the Agreement. This Agreement shall remain in effect until December 31, 2018 (the “Termination Date”) unless otherwise terminated pursuant to Section 3.2 hereof; provided, however that the Termination Date may be extended with the mutual consent of the Company and the Adviser.

3.2         Termination of Agreement. This Agreement may be terminated by either the Company or the Adviser upon thirty (30) days’ prior written notice to the other party. This Agreement shall automatically terminate in the event of (a) the termination by the Company of the Advisory Agreement or (b) the dissolution or liquidation of the Company. Notwithstanding any provision to the contrary, if this Agreement is terminated by either party or terminates automatically pursuant to clause (a) of this Section 3.2, the Company agrees to make a repayment to the Adviser in an amount equal to all Expense Support Payments paid by the Adviser to the Company within the last three (3) years prior to the date of such termination that have not been previously reimbursed. Such repayment shall be made to the Adviser promptly after such termination of this Agreement.

4.        MISCELLANEOUS.

4.1      Headings. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

4.2     Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to its conflicts of laws provisions) and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of California or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the 1940 Act and/or the Advisers Act shall control, as applicable. Further, nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Articles of Incorporation or Bylaws, as each may be amended or restated, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

4.3      Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

4.4     Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof.

4.5      Amendments and Counterparts. This Agreement may only be amended by mutual written consent of the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

Triton Pacific Investment Corporation, Inc.

By	/s/ Craig Faggen
Name:	Craig Faggen
Title:	CEO

Triton Pacific Adviser, LLC

By	/s/ Craig Faggen
Name:	Craig Faggen
Title:	CEO